Exhibit 10.22

JDS Uniphase Corporation
430 N. McCarthy Boulevard
Milpitas, CA 95035
www.jdsu.com

October 28, 2008

Alan Lowe

[address]

RE:	Promotion Letter

Dear Alan,

Congratulations on your new role as Executive Vice President and President, Optical Comms and Commercial Lasers, Grade E300. In your new role you will continue to directly report to me.

The terms of our promotion offer, which have been approved by the Compensation Committee of our Board of Directors, are as follows:

•	Your new annual base salary will be $425,000 effective the first pay period following the Compensation Committee approval.

•	Your target incentive opportunity increases to 75% of your base salary. Your incentive compensation opportunity will be dictated by the plan adopted by the Corporation for each fiscal half.

•	For the second half of fiscal year 2009 under the Company’s Incentive Plan you will receive a minimum bonus of $159,375.

•	In recognition of your promotion and contribution you will receive the following awards of Restricted Stock Units (“RSUs”):

1.	An award of RSUs, the specific number of RSUs to be determined by dividing $825,000 by the closing price of JDSU’s common stock on November 14, 2008, which will vest in three equal installments on the first, second and third anniversaries of the grant date (the “Time-Based RSU Award”). The Time-Based RSU Award will be granted on November 15, 2009; and

2.

An award of RSUs that will be based upon achievement of performance objectives. The number of Performance Based RSUs available will be determined by dividing $825,000 by the closing price of JDSU’s common stock on November 14, 2008. Shares will be allocated to each objective as agreed to by the CEO and Compensation Committee. The achievement of performance criteria will be determined by the CEO and the Compensation Committee, in their sole discretion, at their first Compensation Meeting following the completion of the performance criteria and not sooner than the Committee’s May 2009 meeting. When approved, the shares assigned to the achieved objective will be granted on the 15th of the month following approval, with 50% of the grant vesting immediately and 50% vesting one year later. In the event of a Change of Control (as that term is defined in the Company’s 2008 Change of Control Benefit Plan) outstanding awards, shall be immediately granted upon the date of any such Change of Control. The granted shares shall thereafter be subject to the same objective(s) criteria and vesting as would have occurred before a Change of Control.

All equity awards will be subject to the terms and conditions of the Company’s Amended and Restated 2003 Equity Incentive Plan and applicable grant agreements.

Also, you will be eligible to participate in the Company’s regular equity focal cycle currently scheduled for July 2009. In case the timing of this annual cycle changes, you will be eligible to receive an annual grant no later than November 15, 2009.

Please also note that the offer of this new compensation package shall not modify our Company policy of employment at-will. Specifically, employment with JDSU is voluntarily entered into and is for no specified period. As a result, you are free to resign your employment at any time, for any reason, or for no reason at all. Similarly, the Company is free to conclude its at-will employment relationship with you at any time, with or without notice or cause. This paragraph is intended to be the complete and exclusive statement regarding the circumstances under which your employment may be terminated and supersedes any prior agreement or representation. If any of its terms conflict with any practice or policy of JDSU, now or in the future, these terms will control and may not be changed except by written agreement signed by an authorized representative of the Company.

In order to acknowledge that you have read and understood the terms and conditions of the promotion and your new compensation package, please sign this letter where indicated below and return it to me. Please keep a copy for your own records.

Alan, we believe you will continue to be a key contributor towards the success of JDSU. If you have any questions about the terms of this letter please do not hesitate to contact me.

Sincerely,

Kevin Kennedy
Chief Executive Officer and President
JDSU

I have read and understand the terms of this promotion offer described in this letter. I acknowledge that this letter is the complete agreement concerning my employment and supersedes all prior or concurrent agreements and representations concerning its subject matter, and may not be modified in any way except in a writing executed by an authorized agent of JDSU.

_____________________________
Alan Lowe	Date